Exhibit 99.2

THE CHILDREN’S PLACE EXPANDS CAPITAL RETURN PROGRAM

ANNOUNCES $125 MILLION ACCELERATED SHARE REPURCHASE PROGRAM

INCREASES AUTHORIZED STOCK REPURCHASES BY $250 MILLION

ANNOUNCES A 25% INCREASE IN ITS QUARTERLY DIVIDEND

Secaucus, New Jersey – March 20, 2018 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced it intends to enter into an Accelerated Share Repurchase (“ASR”) program with Goldman Sachs & Co. LLC (“Goldman”) to repurchase an aggregate of $125 million of the Company's common stock under its current authorization using cash repatriated from its foreign subsidiaries. The Company also announced that its Board of Directors has approved a new $250 million share repurchase program and has increased the Company’s quarterly dividend to $0.50 per share from $0.40 per share.

Jane Elfers, President and Chief Executive Officer, commented, “In today’s earnings release, we announced that we expect to achieve a 12% operating margin and EPS of $12.00 by the end of 2020. This accelerated share repurchase program, new share repurchase authorization and dividend increase reflect our confidence in our ability to achieve these targets while continuing our commitment to return excess capital to shareholders. Since 2009, we have repurchased approximately $870 million of our common stock and since 2014, paid over $66 million in dividends.”

This ASR program is part of the Company’s existing share repurchase program previously authorized by the Board of Directors. Under the terms of the ASR program, the Company will repurchase an aggregate of $125 million of its common stock with an initial delivery of approximately 80% of the shares expected to be repurchased (calculated on then current market prices). The Company intends to retire these initial shares as soon as practical after receipt. The final number of shares to be repurchased under the ASR will be based on a discount to the volume-weighted average stock price and will be determined at the completion of the ASR program. Purchases under the ASR are expected to be completed no later than June 2018, although the completion date may be accelerated at Goldman’s option.

The new share repurchase authorization announced today is in addition to the ASR program and permits the Company to repurchase shares in the open market at current market prices at the time of purchase, in privately negotiated transactions, or otherwise. The timing and actual number of shares repurchased under the new authorization will depend on a variety of factors including price, corporate and regulatory requirements, and other market and business conditions, and the Company may suspend or discontinue the new authorization at any time, and may thereafter reinstitute purchases, all without prior announcement.

The Board declared a quarterly cash dividend of $0.50 per share to be paid April 27, 2018 to shareholders of record at the close of business on April 16, 2018. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Company’s Board of Directors based on a number of factors, including business and market conditions, the Company’s future financial performance and other investment priorities.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of February 3, 2018, the Company operated 1,014 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 190 international points of distribution open and operated by its 7 franchise partners in 19 countries.

Forward Looking Statement

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share.  Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently.  These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 28, 2017. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy which continue to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693